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                                                                    EXHIBIT 11.2


                        INTERNATIONAL HOME FOODS, INC.
           STATEMENT RE COMPUTATION OF PRO FORMA PER SHARE EARNINGS
                 (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)




                                                               Six Months
                                          Year Ended             Ended
                                         December 31,        June 30, 1996
                                             1996                 1996
                                         ------------        -------------
Computation for statement of earnings:
  Pro forma income....................    $
                                          =========             ========

Computation for weighted average
  common shares outstanding:
  Weighted average common shares
    outstanding.........................
  Incremental common shares applicable
    to common stock options and warrants
    based on the estimated fair value
    of the stock........................
  Common stock options and warrants
    excluded based on antidilutive
    effect..............................
  Weighted average common shares........
                                          =========             =========
  Primary and full diluted income per
    common share........................  $                     $
                                          =========             =========